 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Preliminary Proxy Statement	☐	Soliciting Material Pursuant to Rule 14a-12
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☒	Definitive Proxy Statement
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APPLIED NEUROSOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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APPLIED NEUROSOLUTIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2008 annual meeting of stockholders (“Annual Meeting”) of Applied NeuroSolutions, Inc. (the “Company”) will be held at Hawthorn Suites, 975 N. Lakeview Parkway, Vernon Hills , Illinois on Tuesday, September 16, 2008, at 10:00 a.m. Central Daylight Time, for the following purposes:

1.	To elect four (4) directors to the Board of Directors; and

2.
To approve an amendment to the certificate of incorporation to (a) effect a reverse stock split of the Company’s common stock at any time prior to June 30, 2009, at a ratio between one-for-twenty and one-for-thirty as selected by the Company’s Board of Directors, and (b) decrease the Company's authorized common stock, immediately after the reverse stock split, from 200 million shares to 100 million shares; and

3.	To ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may properly be brought before the annual meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time.  With respect to the matters specified in this notice, action may be taken at any reconvened Annual Meeting without further notice to stockholders except as may be required by the Company's by-laws or applicable law.  Stockholders of record at the close of business on July 31, 2008 are entitled to vote on all matters at the Annual Meeting and any reconvened Annual Meeting following any adjournments thereof.

 Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as soon as possible. No postage is required if the enclosed envelope is mailed in the United States. Alternatively, you may submit your proxy electronically or by telephone (information for both methods is provided on the next page).

By Order of the Board of Directors

Ellen R. Hoffing Chairman of the Board

August 4, 2008

PLEASE SUBMIT YOUR PROXY EITHER (A) ELECTRONICALLY, (B) BY TELEPHONE (INFORMATION FOR BOTH IS PROVIDED ON THE NEXT PAGE) OR (C) BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

PLEASE VOTE YOUR PROXY BY SEPTEMBER 5, 2008!

DELIVERING YOUR PROXY ELECTRONICALLY SAVES YOUR COMPANY MONEY

Stockholders can help the Company save money by submitting their proxies via Internet or telephone, rather than by return mail. This year, the Company encourages all of its stockholders to take advantage of electronic submission of their proxy.

By Internet - www.proxyvote.com;

By touch-tone phone - please call the toll-free number on the enclosed proxy card.

Have the enclosed proxy card in hand when you access the website or call the toll-free number and follow the directions provided.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT SAVES YOUR COMPANY MONEY

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Doing so will save the Company printing and mailing expenses.

If you are a stockholder of record, you can choose this option and save the Company the cost of production and mailing these documents by following the instructions provided when you deliver your proxy over the Internet. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access Applied NeuroSolutions' proxy statement and annual report.

PROXY STATEMENT FOR ANNUAL MEETING
TO BE HELD ON SEPTEMBER 16, 2008

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Applied NeuroSolutions, Inc. with its principal executive offices at 50 Lakeview Parkway, Suite 111, Vernon Hills, IL 60061 (“APNS” or the “Company”) to be voted at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, September 16, 2008 at Hawthorn Suites, 975 N. Lakeview Parkway, Vernon Hills, Illinois at 10:00 a.m. Central Daylight Time, and any adjournment thereof.  When a proxy is properly executed and returned to APNS in time for the Annual Meeting, the shares represented by that proxy will be voted by the proxy holders in accordance with the instructions given in the proxy.  If no direction is given in the proxy, the shares represented thereby will be voted in accordance with the recommendation of the Board of Directors with respect to proposals 1 and 3 only, and no vote will be made with respect to proposal 2.  With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.  This Proxy Statement and the accompanying proxy and annual report are being sent to stockholders on or about August 8, 2008.

Proxy Revocation Procedure

A proxy may be revoked at any time before it has been exercised (i) by written notice of revocation given to the Secretary of the Company, (ii) by executing and delivering to the Secretary a proxy dated as of a later date than a previously executed and delivered proxy (provided, however, that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy before the vote is taken), or (iii) by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, in and of itself, revoke a proxy.

Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of outstanding shares of common stock representing a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. If a share is deemed present at the Annual Meeting for any one matter, it will be deemed present for purposes of determining the presence of a quorum for all other matters presented to the meeting.  Votes withheld from any nominee for election as a director, abstentions and broker "non-votes" are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions are shares that are not voted “for” or “against” a specific proposal.  Non-votes are shares that are held by a broker or other nominee that are represented at the Annual Meeting but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on a particular proposal and the broker does not have discretionary voting power on such proposal because such proposal is not routine.

The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting, and votes withheld will not be counted toward the achievement of a plurality. For the approval of the amendment to the certificate of incorporation to effect a reverse stock split and to decrease the authorized common stock and for ratification of the appointment of the Company's independent registered public accounting firm, the affirmative vote of a majority of the shares entitled to vote on such matter is required for approval.  The vote on each proposal submitted to stockholders is tabulated separately. Abstentions have the effect of a vote against proposals two and three.  Broker non-votes have the effect of a vote against proposal two but will have no effect on proposals one and three.

Voting Securities

Holders of record of the Company's shares of common stock, par value $0.0025 per share, at the close of business on July 31, 2008 (the record date) are entitled to vote at the Annual Meeting.  There were 130,217,808 shares of the Company's common stock outstanding as of the close of business on the record date. The presence, in person or by proxy, of the holders of outstanding shares of common stock representing a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Common stockholders are entitled to cast one vote per share on each matter presented for consideration by the stockholders. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for a proper purpose during normal business hours at the executive offices of the Company for a period of at least 10 days preceding the Annual Meeting.

All materials filed by the Company with the Securities and Exchange Commission can be obtained at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC's website at www.sec.gov or at the Company’s website www.AppliedNeuroSolutions.com.  You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Proxy Solicitation

The Company will pay reasonable expenses incurred in forwarding proxy material to the beneficial owners of shares and in obtaining the written instructions of such beneficial owners. This Proxy Statement and the accompanying materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians, nominees and other like parties to beneficial owners of shares of common stock, which will be at the Company’s expense.  The Company will bear the expenses of calling and holding the Annual Meeting and the soliciting of proxies therefor.

In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and employees of the Company who will not receive any additional compensation for their services.  The Company has retained Okapi Partners, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Annual Meeting at an estimated cost of $15,000 plus reimbursement of reasonable out of pocket expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our securities as of June 30, 2008, by (a) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's securities, (b) the Company's directors, (c) the Company's executive officers, and (d) all directors and executive officers as a group. Except as listed below, the address of all owners listed is c/o Applied NeuroSolutions, Inc., 50 Lakeview Parkway, Suite 111, Vernon Hills, Illinois 60061.  As of June 30, 2008, the Company had a total of 130,217,808 shares of the Company's common stock outstanding.

Name of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class (1)

SF Capital Partners Ltd. c/o Stark Offshore Management LLC 235 Pine Street, Suite 1175 San Francisco, CA 94104	26,928,572 (5)	19.7%
Ellen R. Hoffing (2)	4,809,655 (6)	3.6%
Jay B. Langner (3)	650,000 (7)	*
Robert S. Vaters (3)	2,666,667 (8)	2.0%
David Ellison (4)	769,387 (9)	*
Alan L. Heller (3)	350,000 (10)	*
David C. Tiemeier (3)	200,000 (11)	*
Benjamin Family Trusts	8,307,780 (12)	6.4%
All Directors and Officers as a group (6 persons)	9,445,709 (13)	6.8%

* Indicates ownership of less than 1.0%.

 (1) Based on 130,217,808 shares of common stock outstanding as of June 30, 2008, plus each person's currently exercisable warrants or options.

 (2) Director and officer.

 (3) Director.

 (4) Officer.

 (5) Consists of 20,714,286 shares of common stock and 6,214,286 shares of common stock issuable upon the exercise of warrants held by SF Capital Partners Ltd. (“SF Capital”).  Brian J. Stark and Michael A. Roth (the “Reporting Persons”) are the Managing Members of Stark Offshore Management, LLC, (“Stark Offshore”) which acts as investment manager and has sole power to direct the management of SF Capital.  Through Stark Offshore, the Reporting Persons possess voting and dispositive power over the shares of common stock held by SF Capital.

  (6) Consists of 50,000 shares of common stock, 3,833,339 shares of common stock issuable upon the exercise of currently exercisable stock options and 926,316 shares of restricted stock, of which 133,334 shares have vested as of June 30, 2008.

  (7) Consists of 350,000 shares of common stock and 300,000 shares of common stock issuable upon the exercise of currently exercisable stock options.

  (8) Consists of 2,666,667 shares of common stock issuable upon the exercise of currently exercisable stock options.

  (9) Consists of 769,387 shares of common stock issuable upon the exercise of currently exercisable stock options.

(10) Consists of 100,000 shares of common stock and 250,000 shares of common stock issuable upon the exercise of currently exercisable stock options.

(11) Consists of 200,000 shares of common stock issuable upon the exercise of currently exercisable stock options.

(12) Consists of 8,207,780 shares of common stock held by various family trusts and 100,000 shares of common stock held by a family member.  The trustee of these various family trusts is Bank of America Corporation, 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(13) Consists of 500,000 shares of common stock, 8,019,393 shares of common stock issuable upon the exercise of currently exercisable stock options, and 926,316 shares of restricted stock, of which 133,334 shares have vested as of June 30, 2008.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors

Four of the Company’s directors are up for election at the Annual Meeting.  Since April 1999, the Company's Certificate of Incorporation and By-laws have provided that the Company's Board of Directors is divided into three classes with staggered terms of three years each.  In June 2006, the Company's stockholders voted on initial terms for the three classes of directors as set forth in the Company’s By-laws, because the terms for all classes of directors had expired.  As a result of the election of directors in June 2006, the initial term of the directors of the first class (“Class I”) was scheduled to expire at the annual meeting of the stockholders to be held in 2007, the initial term of the directors of the second class (“Class II”) will expire at the annual meeting of the stockholders to be held in 2008 and the initial term of the directors of the third class (“Class III”) will expire at the annual meeting of the stockholders to be held in 2009.  After the expiration of the initial term, all of the Company's directors serve three year terms and hold office until the third annual meeting of stockholders of the Company following their election to the Board and until their respective successors have been qualified and elected.  The Company did not have an annual meeting of stockholders in 2007 and, consequently, Class I directors were not re-elected to new terms.

In August 2006, the Board of Directors appointed Ellen R. Hoffing as a Class II director and in September 2006 the Board of Directors appointed Alan L. Heller as a Class III director.  In October 2007, the Board of Directors appointed David C. Tiemeier as a Class I director.  On April 20, 2007, Dr. Michael Sorell, a Class III director since November 2004, passed away.   On January 30, 2007, Bruce N. Barron, a Class I director since 1994, informed the Company that he would not run for re-election at the Company’s next annual meeting of stockholders, due to an increase in Mr. Barron’s external business commitments.  On December 7, 2007, Mr. Barron resigned.  The Company has not filled the vacancy for Class I director that resulted from the resignation of Mr. Barron in December 2007.

The Company’s By-laws require that directors who are appointed to fill vacancies must stand for election at the next annual meeting of stockholders and thereafter will stand for election with the other directors in their class.

As a result of the appointments of directors as outlined above and the expired staggered terms of the Class I and Class II directors, the following persons are up for election as directors at the Annual Meeting:  (i) Ellen R. Hoffing as a Class II director, (ii) Alan L. Heller as a Class III director, (iii) David C. Tiemeier as a Class I director and (iv) Jay B. Langner as a Class II director.

If elected as a Class I director, the term of office for Mr. Tiemeier will expire at the annual meeting of stockholders to be held in 2010.  If elected as a Class II director, the term of office for Mr. Langner and Ms. Hoffing will expire at the annual meeting of stockholder to be held in 2011.  Lastly, if elected as a Class III director, the term of office for Mr. Heller will expire at the annual meeting of stockholder to be held in 2009.

Accordingly, the nominees named below for election will hold office for one year, two years, or three years, as the case may be, or until the earlier of his or her death, incapacity, resignation, or removal, as provided by the Company's By-laws. The nominees are designated below as a Class I, Class II or Class III director.

All of the nominees have indicated a willingness to continue serving as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as the Board of Directors recommends.  The Company has no reason to believe that any nominee will be unavailable for election at the meeting and will serve if elected.  If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select.  There are no family relationships among the nominees or the Company's current directors and executive officers.

Vote required

The holders of common stock of the Company are entitled to one vote per share equal to the number of shares held by such person at the close of business on the record date.  Each stockholder shall cast all of his/her votes for each nominee of his/her choice or withhold votes from any or all nominees.  Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election of the four nominees as directors. Directors will be elected at the Annual Meeting by a plurality of the votes cast. Directors are to be elected to hold office for their respective term and until their successors are elected and qualified, or until their earlier resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR AND SOLICITS PROXIES IN FAVOR OF THE NOMINEES LISTED BELOW (ITEM 1 ON THE ENCLOSED PROXY CARD).

The following table sets forth the name, age and position of each director and executive officer.

Name	Age	Position
Ellen R. Hoffing*	51	President, Chief Executive Officer, Chairman of the Board of Directors & Class II Director
Alan L. Heller* (2)(3)	54	Class III Director
Jay B. Langner* (1)	78	Class II Director
David C. Tiemeier* (3)	61	Class I Director
Robert S. Vaters (1)(2)	48	Class III Director
David Ellison	46	Chief Financial Officer & Corporate Secretary
*		Nominee for director
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of Nominating and Governance Committee

There follows information as to each executive officer and director of the Company and each nominee for election as a director at the Annual Meeting, including, each such person's present principal occupation, other business experience during the last five years, directorships of other publicly-held companies, and periods of service to the Company.

Ellen R. Hoffing, a nominee for Class II director, was appointed Chairman of the Board of Directors in December 2007 and has been President, Chief Executive Officer and a Director since August 29, 2006.  Since 2005, she has been a consultant to healthcare focused companies.  In 2005, Ms. Hoffing was Vice President, Strategic Planning at American Pharmaceutical Partners, a publicly traded specialty pharmaceutical company focused on injectable oncology, anti-infective and critical care products.  From 2002 to 2005, Ms. Hoffing was Vice President, Renal Pharmaceuticals at Baxter Healthcare, a New York Stock Exchange listed company. From 2001 to 2002, she was Vice President, Strategy and Acquisitions, at Merisant (the maker of Equal®) and from 2000 to 2001, Ms. Hoffing was a strategy and management consultant to healthcare focused companies. Prior to 2000, Ms. Hoffing took on roles of increasing responsibility in her 17 years at the Searle division of Monsanto, which culminated in her position as Vice President, Global Analytics.

Alan L. Heller, a nominee for Class III director, has been a director since September 2006.  Since March 2006, Mr. Heller has been an Operating Partner at a private equity firm, Water Street Capital Partners.  Mr. Heller currently serves on the Board of Directors of two public companies: Savient Pharmaceuticals, Inc. and Northfield Laboratories Inc.  From November 2004 to November 2005, Mr. Heller was President and Chief Executive Officer of American Pharmaceutical Partners, Inc., a company that develops, manufactures and markets branded and generic injectable pharmaceutical products.  From January 2004 to November 2004 Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JP Morgan Chase.  From 2000 to 2004, Mr. Heller also served as Senior Vice President and President Global Renal operations at Baxter Healthcare Corporation.  Prior to joining Baxter, Mr. Heller spent 23 years at G.D. Searle. He served in several senior level positions including Co-President and Chief Operating Officer, with responsibility for all commercial operations worldwide, and Executive Vice President and President, Searle Operations.

Jay B. Langner, a nominee for Class II director, has been a director since July 2005.  Since 1985, Mr. Langner has served as the Chairman of the Board of Trustees of Montefiore Medical Center.  Located in The Bronx, NY, Montefiore Medical Center is the University Hospital for the Albert Einstein College of Medicine (AECOM) and one of the largest health care systems in the United States.  From 1961 to 2003, he served as Chairman and CEO of the Hudson General Corporation, which was sold to Luftansa Airlines in 1999.  Mr. Langner began his career in 1954, serving as president of Langner Leasing Corporation.

David C. Tiemeier, Ph.D., a nominee for Class I director, has been a director since October 2007.  He is currently serving as Deputy Director of UChicagoTech, the University of Chicago’s Office of Technology and Intellectual Property.  Previously, Dr. Tiemeier pursued postdoctoral studies in molecular genetics at the National Institutes of Health before joining the faculty of the University of California, Irvine, Medical School.  He joined Monsanto Co. (NYSE:MON) as the head of Molecular Genetics, and continued his career in Monsanto’s pharmaceutical division as Senior Director of Immunoinflammatory and Infectious Diseases and took on roles of increasing responsibility including General Manager of the Global New Business Franchise and Vice President of Global Business Development.  He subsequently held senior positions in Pharmacia Corporation and Pfizer Inc. (NYSE:PFE).  Following his retirement from Pfizer, Dr. Tiemeier held senior management positions with NeoPharm, Inc. (Nasdaq:NEOL), Immtech Pharmaceuticals, Inc. (Amex:IMM) and Kalypsys, Inc.

Robert S. Vaters, a Class III director, has been a Director of the Company since October 2005.  Mr. Vaters was Chairman of the Board of Directors from July 2006 until December 2007.  Mr. Vaters is currently a General partner in Med Opportunity Partners, a New York based private equity firm. Previously, Mr. Vaters was Executive Vice President, Strategy and Corporate Development of Inamed Corporation from November 2004 to March 2006 after serving as Inamed's Chief Financial Officer from August 20, 2002 to November 2004. From September 2001 to August 2002, Mr. Vaters worked on a variety of private merchant banking transactions. He was Executive Vice President and Chief Operating Officer at Arbinet Holdings, Inc., a leading telecom capacity exchange from January 2001 to July 2001. He served as Chief Financial Officer at Arbinet from January 2000 to December 2000. Prior to that he was at Premiere Technologies from July 1996 through January 2000, where he held a number of senior management positions, including Executive Vice President and Chief Financial Officer, Managing Director of the Asia Pacific business based in Sydney, Australia and Chief Financial Officer of Xpedite Systems Inc., formerly an independent public company that was purchased by Premiere. Additional experience includes Senior Vice President, Treasurer of Young and Rubicam Inc., a global communications firm with operations in 64 countries. From 1995 to 1998, Mr. Vaters was also an independent board member and chairman of the audit committee of Rockford Industries, a public company providing healthcare equipment financing.

David Ellison, CPA, has been Chief Financial Officer of the Company since May 1996 and Corporate Secretary since August 1999.  He had been Chief Financial Officer of a long-term care facility specializing in Alzheimer’s care and prior to that he was a senior manager in a Chicago-area public accounting firm.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2007, the Board of Directors met nine (9) times. Each person who served as a director in 2007 attended in excess of 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 2007 (during the time the person served as a director) and (ii) the total number of meetings held during 2007 by each committee of the Board of Directors on which such director served.  The Board of Directors met in executive session four (4) times during 2007.

The Board has a standing Audit Committee, Compensation Committee and a Nominating and Governance Committee.

The Audit Committee reviews the scope and results of the Company's financial statements conducted by the Company's independent auditors. The Committee also reviews the scope of other services provided by the Company's independent auditors, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, and auditing and financial controls. The Committee makes recommendations to the Board of Directors on the engagement of the independent auditors, as well as other matters that may come before it or as directed by the Board of Directors.

The members of the Audit Committee are Robert S. Vaters (Chairman) and Jay B. Langner. The Company's Board of Directors has determined that Mr. Vaters is an "audit committee financial expert" within the applicable definition of the Securities and Exchange Commission. Each of Mr. Langner and Mr. Vaters qualifies as an independent director under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in NASD Marketplace Rule 4200(15).

The Audit Committee adopted a written charter, a copy of which was filed as Appendix A to the Company’s Definitive Schedule 14A filed with the SEC on May 15, 2006.  In 2007, the Audit Committee met five (5) times.

The members of the Compensation Committee are Alan L. Heller (Chairman) and Robert S. Vaters. The Compensation Committee makes decisions concerning matters of executive compensation; administers the Company's executive incentive plans; reviews compensation plans, programs and policies; and monitors the performance and compensation of executive officers.  The goal of our Board of Directors executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining senior management.  Each of Mr. Heller and Mr. Vaters qualifies as “independent” under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in NASD Marketplace Rule 4200(15).

The Compensation Committee does not have a written charter.  In 2007, the Compensation Committee met one (1) time.

The members of the Nominating and Governance Committee are Dr. David C. Tiemeier (Chairman) and Alan L. Heller. The Nominating Committee participates in identifying qualified individuals to become directors and determining the composition of the Board and its committees. Each of Dr. Tiemeier and Mr. Heller qualifies as “independent” under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in NASD Marketplace Rule 4200(15).

The Nominating Committee does not have a charter with respect to the nomination process.  In 2007, the Nominating Committee met one (1) time.

INDEPENDENCE OF DIRECTORS

The Company's Board of Directors has determined that, except for Ellen Hoffing, the Chairman of the Board, President and Chief Executive Officer of the Company, each of our remaining four (4) directors –Alan L. Heller, Jay B. Langner, Dr. David C. Tiemeier and Robert S. Vaters-- is an “independent director” in that he does not have any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is not in any relationship that precludes a determination of independence under Rule 10A-3 of the Securities Exchange Act of 1934 and under NASD Marketplace Rule 4200(15).

DIRECTOR NOMINATION PROCESS

The Board of Directors has a Nominating Committee to identify and screen candidates for election or appointment to the Board of Directors. The Nominating Committee may identify potential board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Board of Directors deems appropriate. The Nominating Committee may also engage a search firm or consultant to assist it in identifying, screening and evaluating potential candidates.

In considering candidates for the Board, the Nominating Committee members evaluate the entirety of each candidate's credentials.  The Nominating Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees -- such as the Audit Committee or Compensation Committee or the Nominating Committee.

The Nominating Committee nominated all of the nominees in this proxy statement for election as director. Additionally, in 2006 and 2007, the Board appointed two independent directors, Alan L. Heller and David C. Tiemeier, to fill vacancies on the Board of Directors.  In September 2006, the Board appointed Mr. Heller to fill the vacancy resulting from a newly created board seat.   In October 2007, the Board appointed Dr. Tiemeier to fill the vacancy resulting from the untimely passing of Dr. Michael Sorell.  In August 2006, the Board appointed Ellen R. Hoffing, the Company’s President and Chief Executive Officer, to fill the vacancy resulting from the resignation of Dr. John DeBernardis.

The Company's stockholders may recommend potential director candidates by following the procedure described below. The Nominating Committee will evaluate recommendations from stockholders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Board, please send your recommendation to Applied NeuroSolutions, Inc., 50 Lakeview Parkway, Suite 111, Vernon Hills, Illinois 60061, Attention: Corporate Secretary.  Any notice relating to candidates for election at the 2009 annual meeting must be received by February 1, 2009. You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the shares of our company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person's educational background; (iv) a statement as to why you believe such person should be considered as a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Board of Directors. This process will not give you the right to directly propose a nominee at any meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

    The following is the report of the Audit Committee of the Board of Directors of Applied NeuroSolutions, Inc. with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 20, 2008.  The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review with Management

The members of the Audit Committee reviewed and discussed the audited financial statements with certain members of the management of the Company.

Review and Discussions with Independent Accountants

    The Audit Committee of the Board of Directors of the Company met on March 6, 2008 to review the financial statements for the fiscal year ended December 31, 2007 audited by Virchow, Krause & Company, LLP, the Company’s independent registered public accounting firm (“Virchow Krause”).  The Audit Committee discussed with a representative of Virchow Krause the matters required to be discussed by SAS 61.  The Audit Committee received the written disclosures and the letter from Virchow, Krause required by Independence Standards Board Standard No. 1 and has discussed with Virchow, Krause its independence.

Conclusion

    Based on the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:

Robert S. Vaters, Director
Jay B. Langner, Director

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company has adopted a procedure to enable its stockholders to communicate in writing with the Board, with committees of the Board or with any individual director or directors. Stockholders may send communications directly to: Applied NeuroSolutions, Inc., 50 Lakeview Parkway, Suite 111, Vernon Hills, IL 60061, Attention: Corporate Secretary. Such communications will be screened for appropriateness before notifying the members of the Board or committee, as the case may be, of receipt of a communication and forwarding it to the appropriate person or persons.

Please note that the foregoing procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding. For information concerning stockholder proposals, see “Stockholder Proposals For 2009 Annual Meeting of Stockholders.”

POLICY REGARDING DIRECTOR ATTENDANCE AT ANNUAL STOCKHOLDERS' MEETINGS

The Board has not adopted a policy with respect to director attendance at annual meetings of stockholders.  Directors are not compensated for attending an annual meeting of stockholders, however, directors are reimbursed for out-of-pocket expenses for attendance at an annual meeting of stockholders. The Board encourages each director to attend the annual meeting of stockholders, whether or not a Board meeting is scheduled for the same date of the annual meeting.  Directors are compensated for attending Board meetings.

SUMMARY COMPENSATION TABLE

 Executive compensation

The following table sets forth all compensation awarded to, earned by, or paid for services in all capacities during 2007 and 2006 by our President and Chief Executive Officer, Chief Financial Officer, and Chief Scientific Officer.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Ellen R. Hoffing President & CEO (1)	2007 2006	$301,250 92,115	$120,000 40,000	$20,761 39,805	$0 718,685	$0 0	$442,011 890,605
David Ellison CFO (2)	2007 2006	$195,339 187,529	$0 0	$0 0	$0 0	$0 0	$195,339 187,529
John F. DeBernardis Chief Scientific Officer (3)	2007 2006	$291,526 303,326	$0 0	$0 0	$0 0	$1,000 4,263	$292,526 307,589

(1)
Ms. Hoffing began employment as President and Chief Executive Officer of the Company in September 2006.  Her minimum annual base salary per her employment agreement is $300,000.  On August 29, 2006, The Company’s Board of Directors approved a grant of 6,000,000 stock options to Ms. Hoffing.  This option grant was made pursuant to her employment agreement and was not made under the Company’s 2003 stock option plan.  On August 29, 2006, the Company granted Ms. Hoffing 400,000 shares of restricted stock.  On October 23, 2007, the Company granted Ms. Hoffing 526,316 shares of restricted stock.  Both restricted stock grants were made pursuant to her employment agreement.  In January 2007, The Company’s Board of Directors approved a $40,000 bonus for 2006 to Ms. Hoffing.  In February 2008, The Company’s Board of Directors approved a $120,000 bonus for 2007 to Ms. Hoffing.  The bonuses were made pursuant to her employment agreement.  In December 2007, Ms. Hoffing was appointed as Chairman of the Company’s Board of Directors.  Effective December 1, 2007, the Company’s Board of Directors approved an increase in Ms. Hoffing’s annual base salary to $315,000.

(2)
Mr. Ellison was employed as Chief Financial Officer of the Company pursuant to an agreement through October 31, 2007 that provided for a minimum base salary of $174,000 per year, with an annual cost of living increase.  Mr. Ellison had not received an increase in his base salary of $183,000 since April 2005.  Mr. Ellison’s agreement also provided a minimum monthly non-accountable allowance of $300 for automobile and cell phone expenses.  This allowance was increased to $400 per month in April 2005.  In July 2007, the Company gave Mr. Ellison timely notice that his employment agreement was not being renewed.  On October 31, 2007, the Company paid Mr. Ellison $13,201, representing his earned, but unpaid, cost of living increase for the period April 2006 through October 2007.  Since November 1, 2007, Mr. Ellison has continued in his current position with the Company as an at-will employee with an annual base salary of $205,000.  If Mr. Ellison’s employment is terminated upon or in connection with a change in control of the Company, then Mr. Ellison would be covered by the Company’s change in control severance plan that covers all the Company’s employees not covered by an employment contract, and would be paid, due to his service time, the equivalent of one year’s base salary.

(3)
Dr. DeBernardis was President and CEO of the Company from October 2004 through August 2006.  Dr. DeBernardis was employed as Chief Scientific Officer of the Company pursuant to an agreement through October 31, 2007 that provided for a minimum base salary of $282,000 per year, with an annual cost of living increase.  Dr. DeBernardis had not received an increase in his base salary of $296,000 since April 2005.  Dr. DeBernardis’s agreement also provided a minimum monthly non-accountable allowance of $1,000 for automobile and cell phone expenses.  This allowance was increased to $1,150 per month in April 2005.  Dr. DeBernardis’s employment agreement provided for the Company to pay for a life insurance policy, in addition to the life insurance policy provided through the Company’s group health plan.  The annual premium is included in All Other Compensation.  This additional life insurance policy was cancelled in April 2007.  In July 2007, the Company gave Dr. DeBernardis timely notice that his employment agreement was not being renewed.  On October 31, 2007, the Company paid Dr. DeBernardis $21,352, representing his earned, but unpaid, cost of living increase for the period April 2006 through October 2007.  Since November 1, 2007, Dr. DeBernardis has continued in his current position with the Company as an at-will employee with an annual base salary of $185,000.  If Dr. DeBernardis’s employment is terminated upon or in connection with a change in control of the Company, then Dr. DeBernardis would be covered by the Company’s change in control severance plan that covers all the Company’s employees not covered by an employment contract, and would be paid, due to his service time, the equivalent of one year’s base salary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – DECEMBER 31, 2007

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ellen R. Hoffing (1)	2,666,670	3,333,330	-	$0.230	8/29/2016	266,666	$27,096	-	$-
						526,316	$79,239

David Ellison	9,876	-	-	$0.150	4/1/2008	-	-	-	$-
	69,132	-	-	$0.150	11/16/2010
	164,599	-	-	$0.150	11/1/2011
	35,656	-	-	$0.150	6/1/2012
	500,000	-	-	$0.150	9/2/2013

John F. DeBernardis	65,840	-	-	$0.150	4/1/2008	-	-	-	$-
	233,731	-	-	$0.150	11/16/2010
	427,957	-	-	$0.150	11/1/2011
	120,402	-	-	$0.150	6/1/2012
	1,500,000	-	-	$0.150	9/2/2013

(1)
Ms. Hoffing’s unexercised stock options as of December 31, 2007 will become exercisable as follows: 166,667 options will become exercisable each month through July 29, 2009 and 166,657 options will become exercisable on August 29, 2009.  Ms. Hoffing’s restricted common stock will vest as follows: 308,772 shares of restricted common stock vests on August 29, 2008, 308,772 shares of restricted common stock vests on August 29, 2009, and 175,438 shares of restricted common stock vests on August 29, 2010.

Employment agreement

    Under the terms of her employment agreement, Ellen R. Hoffing, the Chairman, President and CEO, receives a minimum base salary of $300,000 per year, plus a bonus of up to 40% of Ms. Hoffing’s base salary upon attainment of performance objectives established by the Company’s Board of Directors and acceptable to Ms. Hoffing.  On August 29, 2006, the Company granted Ms. Hoffing a stock option to purchase 6,000,000 shares of the Company’s common stock at an exercise price of $0.23 (which was the closing price of the common stock on the over-the-counter market on the date of grant).  The option vests as to 1,000,000 shares of common stock on the sixth month anniversary of the grant, and then will vest as to an additional 166,667 shares for each month thereafter until the option is vested in full (which will be on the third anniversary of the date of grant).  On August 29, 2006, the Company also granted Ms. Hoffing 400,000 shares of restricted stock ($100,000 at $0.25 per share, which was the high price of the common stock on the over-the-counter market on the date of grant), which vests as to 133,334 shares on the first anniversary of the date of grant and 133,333 shares on the second and third anniversaries of the date of grant.  On October 23, 2007, the Company granted Ms. Hoffing 526,316 shares of restricted stock ($100,000 at $0.19, which was the closing price of the common stock on the over-the-counter market on the day prior to the grant), which vests as to 175,439 shares on August 29, 2008 and 2009 and 175,438 shares on August 29, 2010.  In addition, Ms. Hoffing will receive $100,000 worth of shares of restricted stock on her two-year anniversary with the Company (August 29, 2008).  If Ms. Hoffing’s employment is terminated by the Company without cause, she is entitled to her base salary and benefits for a period of 12 months after such termination, and the portion of her options and restricted stock that would have vested during the 12 months following such termination will immediately vest.  If Ms. Hoffing’s employment is terminated upon or in connection with a change of control of the Company, then Ms. Hoffing will be paid the equivalent of one year’s base salary and benefits, and any unvested shares of restricted stock and stock options will immediately vest in full upon such change in control.

Prior employment agreements

    David Ellison, the Chief Financial Officer and Corporate Secretary, was employed pursuant to an agreement through October 31, 2007 that provided for a minimum base salary of $174,000 per year, with an annual cost of living increase.  Mr. Ellison had not received an increase in his base salary since April 2005.  Included in general and administrative expense is $8,672 and $4,529 for 2007 and 2006, respectively, representing his earned, but not yet paid, cost of living increase from April 2006 to October 2007.  Mr. Ellison’s agreement also provided a minimum monthly non-accountable allowance of $300 for automobile and cell phone expenses.  This allowance was increased to $400 per month in April 2005.  In July 2007, the Company gave Mr. Ellison timely notice that his employment agreement was not being renewed.  On October 31, 2007, the Company paid Mr. Ellison $13,201, representing his earned, but unpaid, cost of living increase for the period April 2006 through October 2007.  Since November 1, 2007, Mr. Ellison has continued in his current position with the Company as an at-will employee with an annual base salary of $205,000.

    John F. DeBernardis, Ph.D., Senior Advisor to the Company’s Chief Executive Officer, was employed pursuant to an agreement through October 31, 2007 that provided for a minimum base salary of $282,000 per year, with an annual cost of living increase.  Dr. DeBernardis had not received an increase in his base salary since April 2005.  Included in research and development expense is $14,026 and $7,326 for 2007 and 2006, respectively, representing his earned, but not yet paid, cost of living increase from April 2006 to October 2007.  Dr. DeBernardis’s agreement also provided a minimum monthly non-accountable allowance of $1,000 for automobile and cell phone expenses.  This allowance was increased to $1,150 per month in April 2005.  In addition, the Company also provided Dr. DeBernardis, at the Company’s expense, a term life insurance policy in the amount of $600,000.  This additional life insurance policy was cancelled in April 2007.  In July 2007, the Company gave Dr. DeBernardis timely notice that his employment agreement was not being renewed.  On October 31, 2007, the Company paid Dr. DeBernardis $21,352, representing his earned, but unpaid, cost of living increase for the period April 2006 through October 2007.  Since November 1, 2007, Dr. DeBernardis has continued in his current position with the Company as an at-will employee with an annual base salary of $185,000.

Compensation of directors

    Prior to 2008, Directors received option grants upon becoming directors and received additional option grants from time to time as compensation for their service as members of the board of directors.  In March 2008, the Board of Directors approved a compensation plan for independent Directors effective as of January 1, 2008.  Each independent Director will receive annually a $5,000 cash retainer plus $1,000 for each in-person Board meeting attended, $500 for each telephonic Board meeting attended and $500 for each committee meeting attended.  The total annual cash compensation for each Director cannot exceed $10,000.  In addition, each independent Director will receive an annual stock option grant as of the first Board meeting of the year, valued at $5,000, calculated using a Black-Scholes valuation on the date of the grant.  The stock options will have an exercise price equal to the closing price of the Company’s common stock on the day prior to the grant and will vest on the first business day of January in the following year.  Directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties and the attendance of board meetings and any meeting of stockholders.  Mr. Barron was paid $38,708 as compensation for services rendered to the Company as Chairman in 2006.  Mr. Barron was compensated as an employee of the Company and received health benefits and participated in the Company’s 401(k) retirement plan in 2006.  In connection with Mr. Barron’s resignation as Chairman in June 2006, the Company and Mr. Barron agreed to reduce the monthly payments that Mr. Barron received under his employment agreement to $2,479.74.  Such payments were made through December 31, 2006, and represent Mr. Barron’s contributions for the coverage of Mr. Barron and his family under the Registrant’s group health insurance plan and Mr. Barron’s contributions to the Registrant’s 401(k) plan.  In the event that the Company during its 2007 fiscal year raised at least $2 million in additional funding, the Company agreed to make six additional payments, each in the amount of $2,479.74 to Mr. Barron.  In September 2007, the Company raised more than $2 million and the Company made the six payments in one lump sum to Mr. Barron in October 2007.  The Company also agreed to convert Mr. Barron’s incentive options into non-qualified options immediately upon his resignation as a Director in December 2007.  Mr. Vaters, who became Chairman in July 2006 and stepped down as Chairman in December 2007, was paid $48,000 and $20,000 for consulting services rendered to the Company as Chairman in 2007 and 2006, respectively.

Compensation of Directors - 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Robert S. Vaters	$48,000	$-	$-	$-	$-	$-	$48,000

Bruce N. Barron	$14,878	$-	$-	$-	$-	$-	$14,878

Jay B. Langner	$-	$-	$-	$-	$-	$-	$-

Alan L. Heller	$-	$-	$-	$-	$-	$-	$-

David C. Tiemeier	$-	$-	$24,655	$-	$-	$-	$24,655

Section 16(a) beneficial reporting compliance

    The Company's executive officers, directors and shareholders beneficially owning more than 10% of the Company's Common Stock are required under the Exchange Act to file reports of ownership of Common Stock of the Company with the Securities and Exchange Commission.  Copies of those reports must also be furnished to the Company.  The Company believes that during the preceding year all filing requirements applicable to executive officers, directors and shareholders beneficially owning more than 10% of the Company's Common Stock have been complied with, except (i) Ellen Hoffing (who filed a late Form 4 on October 29, 2007 for a transaction that occurred on October 23, 2007), (ii) David Tiemeier (who filed a late Form 4 on November 1, 2007 for a transaction that occurred on October 23, 2007) and (iii) Michael Roth and Brian Jay Stark (who jointly filed a late Form 3 on October 9, 2007 for two transactions that occurred on September 28, 2007).

Certain Relationships and Related Transactions.

During the past two years, the Company has not been a party to any transaction or any proposed transaction in which any director, executive officer, nominee for director, five percent stockholder or any of their respective affiliates or immediate family members had a direct or indirect material interest.

PROPOSAL TWO

TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO JUNE 30, 2009, AT A RATIO BETWEEN ONE-FOR-TWENTY AND ONE-FOR-THIRTY AS SELECTED BY THE COMPANY’S BOARD OF DIRECTORS, AND TO DECREASE THE COMPANY’S AUTHORIZED COMMON STOCK FROM 200 MILLION SHARES TO 100 MILLION SHARES.

The Company's Certificate of Incorporation, as amended, currently authorizes the issuance of 200,000,000 shares of common stock, $0.0025 par value, and 5,000,000 shares of preferred stock, $0.0025 par value, of which 100,000 shares have been designated as Series A Preferred Stock.  On the record date, the Company had 130,217,808 shares of common stock issued and outstanding and no shares of preferred stock  outstanding.  In addition, as of the record date, the Company had 44,523,903 shares of common stock subject to outstanding warrants, 10,724,600 shares of common stock subject to outstanding stock options issued under the Company’s 2003 stock option plan (the “Plan”), and 8,666,667 shares of common stock subject to outstanding stock options issued outside of the Plan.  As a result of the number of shares of common stock outstanding and reserved for issuance upon the exercise of warrants and options, the Company only has 5,867,022 shares of authorized common stock available for issuance.

 As of March 31, 2008, the Company had a cash balance of $2,561,093.  The Company anticipates that its cash balance at March 31, 2008, coupled with its annual R & D support from Eli Lilly and Company under the November 2006 Collaboration Agreement, should be sufficient to fund the Company’s current planned development activities and operating expenses through the first quarter of 2009.  However, the Company will need additional funding prior to the end of the first quarter of 2009 to continue its research, product development and operations.  The Company may seek such additional funding through a variety of methods, including some combination of private and/or public financing, the exercise of currently outstanding stock options and warrants or collaborative or other arrangements with partners.  However, if the Company expects to sell shares of common stock to raise such additional funding, the Company will need a significant increase in its authorized shares of common stock.

On July 2, 2008, the Company’s Board of Directors unanimously adopted a resolution approving an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock any time prior to June 30, 2009 at a ratio to be selected by the Company’s Board of Directors between one-for-twenty and one-for-thirty, and to decrease the Company’s authorized common stock, immediately after the reverse stock split, from 200 million shares to 100 million shares.  A copy of the Certificate of Amendment to the Certificate of Incorporation is attached as Appendix A.

If the amendment to the Company’s Certificate of Incorporation is approved by a majority of the Company’s stockholders, the Board will have the discretion to determine, in its discretion as it deems to be in the best interest of the Company’s stockholders the specific ratio used within the range described above and the timing of the reverse stock split, which must occur at any time until June 30, 2009.

Reasons for the Reverse Stock Split Combined with a Decrease in Authorized Shares

The Board determined that the proposed reverse stock split of common stock was in the best interests of the Company and its shareholders and further determined that it was advisable to decrease the authorized shares of common stock in connection with the reverse stock split in order to provide the Company with the authorized, but unused, shares of common stock necessary to utilize in connection with (i) possible future transactions such as financings, strategic alliances, corporate mergers and acquisitions, (ii) possible funding of new products, programs or businesses and (iii) other purposes not presently determinable and as may be deemed to be feasible and in the Company's best interests.

The Board of Directors recommends the Reverse Stock Split for the following reasons:

o	The higher per-share market price of our common stock after the reverse stock split could encourage investor interest in the Company and promote greater liquidity for our shareholders

o	The higher per-share market price of our common stock after the reverse stock split should improve our ability to complete a capital raising transaction

o	The higher per-share market price of our common stock after the reverse stock split should reduce the day to day volatility in our stock price

o	The large number of shares of common stock outstanding prior to the reverse stock split makes attracting new shareholders more difficult

In deciding the ratio to be used, the Board will consider various factors, including but not limited to, (i) the potential impact and anticipated benefits to the Company and its stockholders, (ii) the market price of the Company’s common stock at such time, (iii) the number of shares that will be outstanding after the reverse split, (iv) the stockholders’ equity at such time, (v) the number of shares of common stock available for future issuance after the reverse split, (vi) the trading volume of the Company’s common stock at such time, and (vii) the Company’s cash position and financial resources.

  The Board has not yet determined the terms of any capital raising transaction.  The Board believes that the benefits of providing it with the flexibility to issue shares without delay for its upcoming capital raising transaction and for any other proper business purpose, outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of the Company’s common stock (the aggregate value of all common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract or satisfy potential capital raising transactions and there is no guarantee that any transaction will be consummated.

A decline in the market price of the Company’s common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the common stock could be adversely affected following such a reverse stock split.

Although the Board of Directors will issue common stock only when required or when the Board considers such issuance to be in the best interests of the Company and its stockholders, the issuance of additional common stock may, among other things, have a dilutive effect on the earnings per share (if any) and on the equity and voting rights of current stockholders. Furthermore, the proposed amendment could permit the Board to issue shares to persons supportive of management's position.  This could provide management with a means to block any majority vote, which might be necessary to effect a business combination in accordance with applicable law, and could enhance the ability of directors of the Company to retain their positions.  Additionally, the presence of such additional authorized but unissued shares of common stock could discourage unsolicited business combination transactions that might otherwise be desirable to stockholders.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will automatically apply to all shares of the Company’s common stock. In addition, the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power.  However, because the number of authorized shares of the Company’s common stock will not be reduced proportionately, the reverse stock split will increase the Board’s ability to issue authorized and unissued shares without further stockholder action.

The principal effect of a reverse stock split (at a ratio between one-for-twenty and one-for-thirty) and the decrease in the number of authorized shares of common stock will be that:

o	the number of shares of the Company’s common stock issued and outstanding will be reduced from 130,217,808 shares to between approximately 6,513,000 shares and 4,342,000 shares;

o	the number of shares of the Company’s common stock issuable upon the exercise of outstanding warrants will be reduced from 44,523,903 to between approximately 2,226,000 shares and 1,485,000 shares;

o
the number of shares of the Company’s common stock issuable upon the exercise of outstanding stock options will be reduced from 19,391,267 to between approximately 970,000 shares and 647,000 shares; and

o
the number of shares of the Company’s common stock that are authorized, but unissued, and can be used for future issuances of common stock as described above will increase from 5,867,022 to between approximately 90,291,000 shares and 93,526,000 shares.

In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

The number of shares of the Company’s authorized preferred stock will remain unchanged at 5,000,000 shares.

Effect on Fractional Stockholders

You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. All post-split shareholdings will be rounded-up to the nearest full share.

Effect on Registered and Beneficial Stockholders

Upon a reverse stock split, we intend to treat stockholders holding common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your broker or nominee.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, American Stock Transfer and Trust Company, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent.

Potential Anti-Takeover Effect

The reverse stock split could adversely affect the ability of third parties to takeover or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not in response to any effort of which we are aware to accumulate shares of the Company’s common stock or obtain control of the company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of common stock and outstanding rights to acquire common stock.  However, upon the effectiveness of the reverse stock split and the subsequent decrease in the authorized shares to 100,000,000, both of which will occur upon the filing of the amendment to the Company’s certificate of incorporation, the number of authorized shares of common stock that have not yet been issued would increase due to the reduction in the number of shares of Common Stock issued and outstanding based on the reverse stock split as follows:

	As of June 30, 2008	Pro-Forma After Reverse Stock Split and Decrease in Authorized Shares
		One-for-twenty	One-for-thirty
Outstanding Shares of Common Stock	130,217,808	6,512,000	4,342,000
Outstanding Warrants	44,523,903	2,227,000	1,485,000
Outstanding Stock Options	19,391,267	970,000	647,000
Shares Available for Future Issuances	5,867,022	90,291,000	93,526,000
Authorized Shares of Common Stock	200,000,000	100,000,000	100,000,000

The authorized shares will be reduced from 200,000,000 to 100,000,000 regardless of the reverse stock split ratio selected by the Board of Directors.  The Company may issue such available shares in the future.

Accounting Matters

The reverse stock split will not affect the par value of the common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio described above, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Company’s common stock will be restated because there will be fewer shares of common stock outstanding.

Procedure for Effecting Reverse Stock Split

If the Board decides to implement the reverse stock split at any time by or before the June 30, 2009 deadline, the Company will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend its existing Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “split effective date.” Beginning on the split effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Appendix A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse stock split and decrease in authorized shares, including the applicable ratio for the reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split.  It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The Company’s view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts.  Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

IF THE COMPANY FAILS TO OBTAIN STOCKHOLDER APPROVAL TO AMEND ITS CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AND TO DECREASE THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK, FROM 200,000,000 TO 100,000,000, IT WILL NOT HAVE ENOUGH AUTHORIZED SHARES OF COMMON STOCK TO RAISE FUNDS NECESSARY TO CONTINUE ITS OPERATIONS AND R & D PROGRAMS.  THIS MAY CAUSE THE COMPANY TO CEASE OPERATIONS.

Vote Required

A majority of the voting power thereof, the affirmative vote of the holders of shares representing a majority of the Company’s 130,217,808 outstanding shares of common stock is required to approve the Amendment to the Certificate of Incorporation to effect the reverse stock split and the decrease in the authorized shares of common stock.  Abstentions by the common stockholders and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVING THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO JUNE 30, 2009, AT A RATIO BETWEEN ONE-FOR-TWENTY AND ONE-FOR-THIRTY AS SELECTED BY THE COMPANY’S BOARD OF DIRECTORS AND TO DECREASE THE COMPANY’S AUTHORIZED COMMON STOCK FROM 200 MILLION SHARES TO 100 MILLION SHARES (ITEM 2 ON THE ENCLOSED PROXY CARD).

PROPOSAL THREE

TO RATIFY THE APPOINTMENT OF VIRCHOW, KRAUSE & COMPANY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

The Audit Committee has selected Virchow, Krause & Company, LLP (“Virchow Krause”) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008, and our Board of Directors has directed that management submit the appointment of this independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Virchow Krause has audited the financial statements of the Company since October 18, 2004 and has advised the Company that it does not have any material financial interests in, or any connection with (other than as independent registered public accounting firm), the Company.

Stockholder ratification of the selection of Virchow Krause as the Company's independent registered public accounting firm is not required by the By-laws or otherwise.  However, the Board is submitting the selection of Virchow Krause to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee or the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee or the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee or the Board determines that such a change would be in the best interests of the Company and its stockholders.

Representatives from Virchow Krause are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

The following is a summary of the fees billed to us by Virchow, Krause & Company, LLP for professional services rendered for the fiscal years ended December 31, 2007 and 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees	$76,800	$72,500
Audit Related Fees	$1,920	$2,460
Tax Fees	--	--
All Other Fees	--	--

Total Fees	$78,720	$74,960

Audit Fees.  Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by Virchow, Krause & Company, LLP in connection with statutory and regulatory filings or engagements.

Audit Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning.  These services include preparation of federal and state income tax returns.

All Other Fees.  Consists of fees for product and services other than the services reported above.

Policy on audit committee pre-approval of audit and permissible non-audit services of independent auditors

    The Audit Committee has adopted a policy that requires advance approval of all audits, audit-related, tax, and other services performed by our independent registered public accounting firm.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted service, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting.  All of the services performed by our independent registered public accounting firm during 2007 and 2006 were pre-approved by the Audit Committee.

 Vote Required

    The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to ratify the selection of Virchow Krause.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF VIRCHOW, KRAUSE & COMPANY, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008 (ITEM 3 ON THE ENCLOSED PROXY CARD).

OTHER MATTERS

The management of the Company is not aware of any matter to be acted upon at the Annual Meeting other than the matters described above. However, if any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies thereon in accordance with their best judgment on such matter.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Proposals which are the proper subject for inclusion in the proxy statement and for consideration at an annual meeting may be presented by stockholders. In order to be eligible to submit a proposal, a stockholder must have continuously held at least $2,000 in market value, or 1% of the Company's securities entitled to be voted on the proposal at the meeting for at least one year by the date the stockholder submits the proposal. In addition, the stockholder must continue to hold those securities through the date of the meeting. Under current Securities and Exchange Commission rules, to be included in the Company's proxy statement and proxy card, any proposal by a stockholder intended to be presented at the 2009 annual meeting of stockholders must be received by the Company, subject to certain exceptions, no later than April 10, 2009 (120 days prior to the date this year's proxy statement is mailed to stockholders). Any such proposal, including any accompanying supporting statement, may not exceed 500 words. Such proposal should be addressed to the Company's Corporate Secretary.  In addition, the proxy solicited by the Board of Directors for the 2009 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal raised at the 2009 annual meeting of stockholders that is not described in the 2009 proxy statement unless the Company has received notice of such proposal on or before the close of business on April 10, 2009.  However, if the Company changes the date of the 2009 annual meeting of stockholders by more than 30 days, the Company will provide stockholders with a reasonable time before the Company begins to print and mail its proxy materials for the 2009 annual meeting of stockholders in order to allow stockholders an opportunity to make proposals in accordance with the rules and regulations of the Securities and Exchange Commission.

ANNUAL REPORTS

Our 2007 Annual Report to Stockholders, which contains our Annual Report on Form 10-KSB, including its financial statements for the year ended December 31, 2007, accompanies this proxy statement. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 will also be made available (without exhibits), free of charge, to interested stockholders upon written request to Corporate Secretary, Applied NeuroSolutions, Inc., 50 Lakeview Parkway, Suite 111, Vernon Hills, IL 60061, telephone (847) 573-8000.

By order of the Board of Directors,
/s/ Ellen R. Hoffing Ellen R. Hoffing Chairman and Chief Executive Officer

Dated: August 4, 2008

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
APPLIED NEUROSOLUTIONS, INC.
(a Delaware corporation)

Applied NeuroSolutions, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article 4 thereof in its entirety and inserting the following in lieu thereof:

ARTICLE 4

4.1     Authorized Stock.

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 105,000,000 consisting solely of:

100,000,000 shares of common stock, $.0025 par value per share ("Common Stock"); and

5,000,000 shares of preferred stock, $.0025 par value per share ("Preferred Stock").

The following is a statement of the powers, designations, preferences, privileges, and relative, participating, optional, and other special rights of the Preferred Stock and Common Stock, respectively.

4.2      Preferred Stock.

The Board of Directors is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any series of Preferred Stock are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(a)     the designation of such series, the number of shares to constitute such series, and the stated value thereof if different from the par value;

(b)     whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

(c)     the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;

(d)     whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e)     the amount or amounts payable with respect to shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidations, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f)     whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)     whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)     the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or series;

(i)     the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and

(j)     any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock designated to any one or more series of Preferred stock pursuant to this Section 4.2. Different series of Preferred Stock shall not be construed to constitute different classes of stock for purposes of voting by classes unless expressly so provided in the resolution or resolutions adopted by the Board of Directors creating or establishing any such series of Preferred Stock. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

At such time as no shares of any series of Preferred Stock that may be issued from time to time remain issued and outstanding, including without limitation because all of such shares have been converted into shares of Common Stock in accordance with this Certificate of Incorporation, all authorized shares of such series of Preferred Stock, automatically and without further actions, shall be reclassified as authorized but unissued shares of undesignated Preferred Stock of no particular class or series, and any and all of such shares may thereafter be issued by the Board of Directors of the Company in one or more series, and the terms of any such series may be determined by the Board of Directors, as provided in this Section 4.2.

4.3     Common Stock.

(a)     Except as otherwise required by law, and subject to the voting rights provided to the holders of any series of Preferred Stock, the holders of Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder.

(b)     Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock or of any other class or series of stock ranking senior to the Common Stock upon liquidation of the specific preferential amounts which they are entitled to receive upon such liquidation.

Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation's common stock, par value $.0025 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into *[one twentieth (1/20)][one thirtieth (1/30)]* of a share of common stock, par value $.0025 per share, of the Corporation (the "New Common Stock").  Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by *[one twentieth (1/20)][one thirtieth (1/30)].*”

*Ratio to be determined by the Board of Directors prior to the Effective Time.

2.           The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The effective time of the amendment herein certified shall be ____________ ____, 200_.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of the corporation’s Certificate of Incorporation to be signed by Ellen R. Hoffing, its Chief Executive Officer this ______ day of ____________, 200_.

APPLIED NEUROSOLUTIONS, INC.

By:__________________________________
     Ellen R. Hoffing, Chief Executive Officer

APPLIED NEUROSOLUTIONS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ellen R. Hoffing and David Ellison, or either of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of Applied NeuroSolutions, Inc. (the "Company") to be held at Hawthorn Suites, 975 N. Lakeview Parkway, Vernon Hills, Illinois, on Tuesday, September 16, 2008, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and, in their discretion, upon such other matters as may come before the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

APPLIED NEUROSOLUTIONS, INC.

September 16, 2008

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors

NOMINEES:
☐ FOR ALL NOMINEES	š David C. Tiemeier, Class I director
š Ellen R. Hoffing, Class II director
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	š Jay B. Langner, Class II director
š Alan L. Heller, Class III director
☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ˜

		FOR	AGAINST	ABSTAIN
2.
Approval of an amendment to the certificate of incorporation to effect a reverse stock split of the Company’s common stock at any time prior to June 30, 2009 at a ratio between 1-for-20 and 1-for-30 as determined by the Company’s Board of Directors and to decrease the Company's authorized common stock from 200 million shares to 100 million shares
		☐	☐	☐

3.	Ratification of Appointment of Virchow Krause & Company, LLP as Independent Auditors for the fiscal year ending December 31, 2008	☐	☐	☐

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder.  If no direction is indicated, the proxy will be voted for the election of directors and for approval of proposal 3, and no vote will be cast for proposal 2.

Signature of Stockholder ________________________________________ Date:__________________________

Signature of Stockholder ________________________________________ Date: __________________________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.